ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated May 7, 2015

UBS

ETRACS monthly ETN coupon payments

Announcing:
ETRACS monthly ETN coupon payments

Today UBS Investment Bank announced coupon payments for eleven monthly pay ETRACS exchange-traded notes (the "ETNs"), all traded on the NYSE Arca.

RWXL:	linked to the Dow Jones Global ex-U.S. Select Real Estate Securities Index
DVYL:	linked to the Dow Jones U.S. Select Dividend Index
SDYL:	linked to the S&P High Yield Dividend Aristocrats Index
MORL:	linked to the Market Vectors Global Mortgage REITs Index
DVHI:	linked to the NYSE Diversified High Income Index
DVHL:	linked to the NYSE Diversified High Income Index
CEFL:	linked to the ISE High Income Index
FMLP:	linked to the Wells Fargo MLP Ex-Energy Index
LMLP:	linked to the Wells Fargo MLP Ex-Energy Index
HDLV:	linked to the Solactive US High Dividend Low Volatility Index
SMHD:	linked to the Solactive US Small Cap High Dividend ETN Index

The table below summarizes the relevant coupon information for the eleven ETNs. For additional ETRACS information, go to www.etracs.com or download the ETRACS Full ETN List.

NYSE Ticker	ETN Name	Valuation Date	Ex-Date	Record Date	Payment Date	Coupon Amount	Payment Schedule	Current Yield (annualized)
RWXL*	ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN	04/30/15	5/11/2015	5/13/2015	5/21/2015	$0.2400	Monthly	6.72%
DVYL*	ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN	04/30/15	5/11/2015	5/13/2015	5/21/2015	$0.1641	Monthly	7.41%
SDYL*	ETRACS Monthly Pay 2xLeveraged S&P Dividend ETN	04/30/15	5/11/2015	5/13/2015	5/21/2015	$0.2319	Monthly	5.56%
MORL*	ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN	04/30/15	5/11/2015	5/13/2015	5/21/2015	$0.1285	Monthly	21.92%
DVHI*	ETRACS Diversified High Income ETN	04/30/15	5/11/2015	5/13/2015	5/21/2015	$0.0685	Monthly	5.49%
DVHL*	ETRACS Monthly Pay 2xLeveraged Diversified High Income ETN	04/30/15	5/11/2015	5/13/2015	5/21/2015	$0.1665	Monthly	12.65%

CEFL*	ETRACS Monthly Pay 2xLeveraged Closed-End Fund ETN	04/30/15	5/11/2015	5/13/2015	5/21/2015	$0.3095	Monthly	17.13%
FMLP*	ETRACS Monthly Pay Wells Fargo MLP Ex-Energy ETN	04/30/15	5/11/2015	5/13/2015	5/21/2015	$0.1055	Monthly	9.67%
LMLP*	ETRACS 2xLeveraged Wells Fargo MLP Ex-Energy ETN	04/30/15	5/11/2015	5/13/2015	5/21/2015	$0.2423	Monthly	20.40%
HDLV*	ETRACS 2xLeveraged US High Dividend Low Volatility ETN	04/30/15	5/11/2015	5/13/2015	5/21/2015	$0.1886	Monthly	10.16%
SMHD*	ETRACS Monthly Pay 2xLeveraged US Small Cap High Dividend ETN	04/30/15	5/11/2015	5/13/2015	5/21/2015	$0.1778	Monthly	14.22%

* Due to the monthly coupon payment schedule of these ETNs, "Current Yield (annualized)" equals the sum of the most recently announced Coupon Amount and the two immediately preceding Coupon Amounts, multiplied by four (to annualize such coupons), divided by the closing price of the ETN on its current Coupon Valuation Date, or, if the closing price is not available on that date, then the previous available closing price, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the ETN. You are not guaranteed any coupon or distribution amount under the ETN.

Note: The ETNs listed above pay a variable monthly coupon linked to the cash distributions, if any, on the respective underlying index constituents, less withholding taxes, if any. Variations in the amount of monthly distributions will lead to large variations in the Current Yield as calculated above. As such, the Current Yield for each is not indicative of future coupon payments, if any, on these ETNs.

About ETRACS

ETRACS ETNs are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer:

- Convenience of an exchange-traded security
- Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. **An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor's principal, and is subject to the creditworthiness of UBS AG. Investors are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under "Risk Factors" in the prospectus supplement, or product supplement and applicable pricing supplement, for the ETRACS ETN.**

Contact
Tel.: +1-877-387 2275
etracs@ubs.com

www.etracs.com

This communication is issued by UBS AG and/or any of its subsidiaries and/or any of its affiliates ("UBS"). Products and services in this communication may not be available for residents / institutions of certain jurisdictions.

In the United States, this communication is issued by UBS Securities LLC (member FINRA, NYSE and SIPC) or UBS Financial Services Inc. (member FINRA and SIPC), subsidiaries of UBS AG, or solely to qualified US institutional investors by UBS AG or a subsidiary or affiliate thereof that is not registered as a US broker-dealer (a "non-US affiliate"). Transactions resulting from materials distributed by a non-US affiliate must be effected through UBS Securities LLC or UBS Financial Services Inc.

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, or product supplement and pricing supplement, for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the prospectus supplement, or product supplement and applicable pricing supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. Neither the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN nor the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN are sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates. Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN, the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN or any member of the public regarding the advisability of trading in the Product(s). Dow Jones’, CME’s and their respective affiliates’ only relationship to the Licensee is the licensing of certain trademarks and trade names of Dow Jones, the Dow Jones Global ex-U.S. Select Real Estate Securities Index, and the Dow Jones U.S. Select Dividend Index which are determined, composed and calculated by CME without regard to UBS AG, the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. Dow Jones and CME have no obligation to take the needs of UBS AG or the owners of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN into consideration in determining, composing or calculating “Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM” or the “Dow Jones U.S. Select Dividend IndexSM”. Dow Jones, CME and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN to be sold or in the determination or calculation of the equation by which the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN are to be converted into cash. Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN currently being issued by UBS AG, but which may be similar to and competitive with the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Global ex- U.S. Select Real Estate Securities IndexSM or the Dow Jones U.S. Select Dividend IndexSM. It is possible that this trading activity will affect the value of the Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM , the Dow Jones U.S. Select Dividend IndexSM, the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN, or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEXSM, THE DOW JONES U.S. SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE ETRACS MONTHLY PAY 2XLEVERAGED DOW JONES INTERNATIONAL REAL ESTATE ETN, THE ETRACS MONTHLY PAY 2XLEVERAGED DOW JONES SELECT DIVIDEND INDEX ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEX THE DOW JONES U.S. SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEXSM, THE DOW JONES U.S. SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND UBS AG, OTHER THAN THE LICENSORS OF CME. Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw -Hill Companies, Inc. (“S&P”) and UBS AG have entered into a non- exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P High Yield Dividend Aristocrats® Index, in connection with securities, including the ETNs. The S&P High Yield Dividend Aristocrats® Index is owned and published by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P High Yield Dividend Aristocrats® Index to track general stock market performance. S&P’s and its third party licensor’s only relationship to UBS AG is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the S&P High Yield Dividend Aristocrats® Index which is determined, composed and calculated by S&P or its third party licensors without regard to UBS AG or the ETNs. S&P and its third party licensors have no obligation to take the needs of UBS AG or the owners of the ETNs into consideration in determining, composing or calculating the S&P High Yield Dividend Aristocrats® Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the ETNs. NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P HIGH YIELD DIVIDEND ARISTOCRATS® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P HIGH YIELD DIVIDEND ARISTOCRATS® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. The ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN (“ETN”) is not sponsored, endorsed, sold or promoted by Market Vectors Index Solutions GmbH (“Licensor”) and Licensor makes no representation or warranty, express or implied, to the owners of the ETN or any member of the public regarding the advisability of investing in securities generally or in the ETN particularly or the ability of the Market Vectors® Global Mortgage REITs Index to track the performance of the mortgage REIT market. Market Vectors® Global Mortgage REITs Index (the “Index”) is the exclusive property of Market Vectors Index Solutions GmbH, which has contracted with Structured Solutions AG to maintain and calculate the Index. Structured Solutions AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Market Vectors Index Solutions GmbH, Structured Solutions AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the financial instrument. The ETN is not sponsored, promoted, sold or supported in any other manner by Structured Solutions AG nor does Structured Solutions AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index Price at any time or in any other respect. Neither publication of the Index by Structured Solutions AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the financial instrument constitutes a recommendation by Structured Solutions AG to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of Structured

Solutions AG with regard to any investment in this financial instrument. Structured Solutions AG is not responsible for fulfilling the legal requirements concerning the accuracy and completeness of the financial instrument’s prospectus. The ETN is not sponsored, endorsed, sold or promoted by Van Eck Associates Corporation (“Van Eck”). Van Eck makes no representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this Informational Material, or the advisability of investing in securities or financial instruments, or in the ETN. VAN ECK AND ITS AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OF ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS, AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF, ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE ETN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL VAN ECK OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. The NYSE® Diversified High Income Index is a service mark of NYSE Euronext or its affiliates (“NYSE Euronext”) and has been licensed for use by UBS AG in connection with the ETNs. The ETNs are not sponsored, endorsed, sold or promoted by NYSE Euronext. NYSE Euronext makes no representations or warranties regarding the ETNs or the ability of the Index to track the general stock market performance. NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE EURONEXT HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. “ISE High Income™”, “ISE™®” and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS based on the ISE High Income™ Index are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such products. The Securities are not sponsored, endorsed, sold or promoted by ISE. ISE makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of trading in the Securities. ISE’s only relationship to UBS is the licensing of certain trademarks and trade names of ISE and of the Index, which is determined, composed and calculated by ISE without regard to UBS or the Securities. ISE has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Index. ISE is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be listed or in the determination or calculation of the equation by which the Securities are to be converted into cash. ISE has no obligation or liability in connection with the administration, marketing or trading of the Securities. ISE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND ISE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. ISE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. ISE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ISE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN ISE AND UBS. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, and Wells Fargo® Master Limited Partnership Ex-Energy Index are trademarks of Wells Fargo® & Company and have been licensed for use by UBS AG. This product is not issued, sponsored, endorsed, sold or promoted by Wells Fargo & Company or its affiliates and Wells Fargo & Company makes no representation regarding the advisability of investing in this product. Wells Fargo & Company does not guarantee that the Index referenced by the product has been accurately calculated and shall not have any liability for any error in the calculation. NYSE Arca, Inc. (“NYSE Arca”), which acts as calculation agent for the Wells Fargo Master Limited Partnership Ex-Energy Index (the “Index”), is not affiliated with UBS AG, Wells Fargo & Company or Wells Fargo Securities, LLC (together, “Wells Fargo”) and does not approve, endorse, review or recommend this Product. ETRACS Wells Fargo® MLP Ex-Energy ETN and ETRACS Monthly Pay 2xLeveraged Wells Fargo® MLP Ex-Energy ETN are based on the Index, and the value of such Index is derived from sources deemed reliable, but NYSE Arca and its suppliers do not guarantee the correctness or completeness of the Index, its values or other information furnished in connection with the Index. NEITHER WELLS FARGO NOR NYSE ARCA MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE INDEX, TRADING BASED ON THE INDEX, OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE TRADING OF THE ETRACS WELLS FARGO MLP EX-ENERGY ETN OR ETRACS MONTHLY PAY 2xLEVERAGED WELLS FARGO® MLP EX-ENERGY ETN , OR FOR ANY OTHER USE. The ETRACS Wells Fargo® MLP Ex-Energy ETN and ETRACS Monthly Pay 2x Leveraged Wells Fargo MLP Ex-Energy ETN are not issued, guaranteed, sponsored, or advised by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETRACS Wells Fargo® MLP Ex-Energy ETN or ETRACS Monthly Pay 2X Leveraged Wells Fargo MLP Ex –Energy ETN particularly or the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market and no guarantee of performance of the ETRACS Wells Fargo® MLP Ex-Energy ETN or ETRACS Monthly Pay 2X Leveraged Wells Fargo MLP Ex –Energy ETN. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to ETRACS Wells Fargo® MLP Ex-Energy ETN or ETRACS Monthly Pay 2X Leveraged Wells Fargo MLP Ex –Energy ETN. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo® MLP Ex-Energy ETN or ETRACS Monthly Pay 2X Leveraged Wells Fargo MLP Ex –Energy ETN or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the ETRACS Wells Fargo® MLP Ex-Energy ETN or ETRACS Monthly Pay 2X Leveraged Wells Fargo MLP Ex –Energy ETN. WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG AND THE ETRACS WELLS FARGO MLP EX-ENERGY ETN OR ETRACS MONTHLY PAY 2X LEVERAGED WELLS FARGO MLP EX-ENERGY ETN OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED

WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. The financial instrument is not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index Price at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Issuer, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the financial instrument. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the financial instrument constitutes a recommendation by Solactive AG to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in this financial instrument. The “Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM” and the “Dow Jones U.S. Select Dividend IndexSM” are products of Dow Jones Indexes and marketing names and licensed trademarks of CME Indexes, and have been licensed for use. “Dow Jones®”, “Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM”, “Dow Jones U.S. Select Dividend IndexSM” and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and have been licensed for use for certain purposes by UBS AG. “S&P®”, “Standard & Poor’s®”, “S&P 500®”, “S&P 500® Dividend Aristocrats®” and “Dividend Aristocrats®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2015. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved. If you do not want to receive such communications by email please click unsubscribe and we will continue to send communications by mail. If you would like to stop receiving all communications or have any requests please contact +1-877-387 2275. UBS Securities LLC, a subsidiary of UBS AG, 1285 Avenue of the Americas, New York, NY, 10019, United States. www.ubs.com